Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-174847, 333-211429, 333-231473, 333-270157, and 333-290014) on Forms S-8 of our report dated February 25, 2026, with respect to the consolidated financial statements of Dine Brands Global, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Diego, California
February 25, 2026